GNC Holdings, Inc. Reports Fourth Quarter and Full Year 2019 Results

•
Net loss of $33.5 million for the fourth quarter of 2019, compared with net income of $58.8 million for the fourth quarter of 2018; Adjusted net loss of $0.4 million, compared with adjusted net loss of $10.0 million in the fourth quarter of 2018

•	U.S company-owned same store sales decreased 2.4% compared with the fourth quarter of 2018

•	U.S. and Canada segment achieved year-over-year operating income growth for 2019

PITTSBURGH, March 24, 2020 - GNC Holdings, Inc. (NYSE: GNC) (the “Company”) reported consolidated revenue of $470.4 million in the fourth quarter of 2019, compared with consolidated revenue of $547.9 million in the fourth quarter of 2018. The decrease in revenue was primarily a result of the transfer of the Nutra manufacturing and China businesses to joint ventures formed in the first quarter of 2019, the closure of company-owned stores under our ongoing store portfolio optimization strategy and U.S. company-owned same store sales decrease of 2.4%. In connection with the transactions, the Company received proceeds of $99.2 million for first installment of the manufacturing joint venture and proceeds of $300.0 million for the issuance of convertible preferred stock.

Key Updates

•	U.S. and Canada segment operating income margin improved 62 bps compared with the fourth quarter of 2018, excluding the non-cash intangible asset impairment charge in the prior year quarter

•	E-Commerce revenues grew approximately 15% compared with the fourth quarter of 2018 driven by increased conversion rates due to an improved site experience

•
Although we are experiencing slowing progress on the refinancing due to the worldwide impact from COVID-19, we continue to evaluate all strategic alternatives to address upcoming maturities, including refinancing options in the U.S. and Asia

•	Cash provided by operating activities was $97 million for 2019; Full year 2019 free cash flow(1) was $81 million and Adjusted EBITDA(2) was $192 million

•	Reduced debt by $290 million during 2019 and ended fourth quarter with $183 million in liquidity

For the fourth quarter of 2019, the Company reported net loss of $33.5 million compared with net income of $58.8 million in the prior year quarter. Diluted loss per share was $0.46 in the current quarter compared with diluted earnings per share ("EPS") of $0.62 in the prior year quarter. Adjusted net loss(3) was $0.4 million in the current quarter, compared with adjusted net loss(3) of $10.0 million in the prior year quarter. Adjusted diluted loss per share(3) was $0.07 in the current quarter compared with adjusted diluted loss per share(3) of $0.13 in the prior year quarter.

Adjusted EBITDA(2), as defined and reconciled to net income in the table below, was $26.3 million, or 5.6% of revenue, in the current quarter compared with $35.0 million, or 6.4% of revenue, in the prior year quarter.

“Certainly, COVID-19 has created a difficult business environment, and slowed the process of refinancing our debt,” said Ken Martindale, CEO. “As we work through these issues we remain highly focused on the health and safety of GNC associates and customers, which includes meeting the growing demand for our immunity and wellness products.”

________________
(1) This Non-GAAP financial measure is reconciled to relevant GAAP metrics below, under the caption "Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow." The Company defines free cash flow as cash provided by operating activities less capital expenditures.
(2) This Non-GAAP financial measure is reconciled to relevant GAAP metrics below under the caption "Reconciliation of Net Income to Adjusted EBITDA"
(3) This Non-GAAP financial measure is reconciled to relevant GAAP metrics below under the caption "Reconciliation of Net Income (Loss) and Diluted EPS to Adjusted Net Income and Adjusted EPS"

Segment Operating Performance

U.S. & Canada

Revenues in the U.S. and Canada segment decreased $32.6 million, or 7.3%, to $412.4 million for the three months ended December 31, 2019 compared with $445.0 million in the prior year quarter. E-commerce sales comprised 11.5% of U.S. and Canada revenue for the three months ended December 31, 2019 compared with 9.3% in the prior year quarter.

The closure of company-owned stores under our store portfolio optimization strategy resulted in a $17.6 million decrease in revenue, while the 2.4% decline in U.S. company-owned same store sales, which includes GNC.com, resulted in a $7.7 million revenue decline. In domestic franchise locations, same store sales for the fourth quarter of 2019 decreased 3.2% over the prior year quarter.

Operating income was $17.0 million for the three months ended December 31, 2019 compared with operating loss of $5.9 million for the same period in 2018. In the prior year quarter, the U.S and Canada segment was significantly impacted by a $21.6 million non-cash long-lived asset impairment charge related to an indefinite-lived intangible asset. Excluding the long-lived asset impairment charges in the prior year quarter and immaterial gains on refranchising in the current quarter and prior year quarter, operating income was $16.9 million, or 4.1% of segment revenue in the current quarter, compared with $15.4 million, or 3.5% of segment revenue in the prior year quarter. The increase in operating income percentage was driven by lower salaries and benefit costs, lower occupancy expense and product margin improvements including the comparative effect of a prior year reserve related to risk associated with a third party vendor, partially offset by deleverage associated with a decrease in sales and higher marketing expense.

International

Revenues in the International segment decreased $10.4 million, or 20.4%, to $40.9 million for the three months ended December 31, 2019 compared with $51.3 million in the prior year quarter primarily due to the transfer of the China business to the joint ventures formed with Harbin Pharmaceutical Group effective February 13, 2019.

Operating income increased $0.7 million to $14.4 million, or 35.3% of segment revenue, for the three months ended December 31, 2019 compared with $13.7 million, or 26.8% of segment revenue, for the same period in 2018. The prior year quarter included a non-cash indefinite-lived intangible asset impairment of $2.1 million and China joint venture start-up costs of $0.7 million. Excluding these items, operating income was $16.5 million, or 32.2% of segment revenue, for the three months ended December 31, 2018. The increase in operating income percentage in the current quarter compared to the prior year quarter was primarily a result of the transfer of the China business to the joint ventures.

Manufacturing / Wholesale

Revenues in the Manufacturing / Wholesale segment, excluding intersegment sales, decreased $34.5 million, or 66.8%, to $17.1 million for the three months ended December 31, 2019 compared with $51.6 million in the prior year quarter primarily due to the transfer of the Nutra manufacturing business to the manufacturing joint venture formed with International Vitamin Corporation effective March 1, 2019 (the "Manufacturing JV").

Operating income decreased $6.5 million to $8.6 million, or 50.5% of segment revenue, for the three months ended December 31, 2019 compared with $15.1 million, or 12.4% of segment revenue, in the prior year quarter. Revenue decreased as a result of the transfer of the Nutra manufacturing business to the Manufacturing JV, however, operating income margins were positively impacted as the Manufacturing / Wholesale segment recognized profit margin that resulted from maintaining consistent pricing to what was charged to our other operating segments prior to the inception of the manufacturing joint venture, and recorded profit on intersegment sales associated with inventory produced prior to the transfer of the Nutra manufacturing business to the Manufacturing JV.

Year-to-Date Performance

For the year ended December 31, 2019, the Company reported consolidated revenue of $2,068.2 million, a decrease of $285.3 million compared with consolidated revenue of $2,353.5 million for the year ended December 31, 2018. The decrease in revenue during the year ended December 31, 2019 compared to the prior year was largely due to the following:

•	The transfer of the Nutra manufacturing business to the Manufacturing JV resulted in a decrease to revenue of $107.5 million;

•	The closure of company-owned stores under our store portfolio optimization strategy resulted in a $66.7 million decrease to revenue;

•	A decline of 2.9% in U.S. company-owned same store sales, which includes GNC.com sales, resulted in a decrease in revenue of $41.2 million;

•	The transfer of the China business to the joint ventures resulted in a decrease to revenue of $27.4 million; and

•
Lower sales to our wholesale partners of $15.7 million primarily due to the renegotiated contract with Rite Aid effective in January 2019 in which the unprofitable consignment portion of the prior contract was terminated. In addition, the new contract with Rite Aid eliminated the radius restriction which allowed the Company to generate revenue through new strategic partnerships

For the year ended December 31, 2019, the Company reported a net loss of $35.1 million and diluted loss per share of $0.64 compared with net income of $69.8 million and diluted EPS of $0.81 for the year ended December 31, 2018. Excluding the expenses outlined in the reconciliation table below, adjusted EPS (3) was $0.25 and $0.34 in the year ended December 31, 2019 and 2018, respectively.

Cash Flow and Liquidity Metrics

For the year ended December 31, 2019, the Company generated net cash from operating activities of $96.5 million compared with $95.9 million for the year ended December 31, 2018. The increase was driven primarily by an increase in accounts payable as a result of the Company's cash management efforts as well as the establishment of payables associated with the Manufacturing JV, lower interest payments a result of the reduction in long-term debt of approximately $298 million during the first half of 2019 and a decrease in inventory, partially offset by an increase in prepaid and other current assets.

For the year ended December 31, 2019, the Company generated $81.4 million in free cash flow (1) compared with $76.9 million for year ended December 31, 2018. At December 31, 2019, the Company’s cash and cash equivalents were $117.0 million and debt was $862.6 million. No borrowings were outstanding on the Company's Revolving Credit Facility at the end of the fourth quarter of 2019.

Conference Call

GNC has scheduled a live webcast to report its fourth quarter 2019 financial results on March 25, 2020 at 8:30 a.m. ET. To participate on the live call, listeners in North America may dial 1-877-407-9716 and international listeners may dial 1-201-493-6779.  In addition, a live webcast of the call will be available on www.gnc.com via the Investor Relations section under “About GNC.”  A replay of this webcast will be available through April 8, 2020.

About Us

GNC Holdings, Inc. (NYSE: GNC) is a leading global health and wellness brand that provides high quality science-based products and solutions consumers need to live mighty, live fit, live long and live well.

The brand touches consumers worldwide by providing its products and services through company-owned retail locations, domestic and international franchise locations, digital commerce and strong wholesale and retail partnerships across the globe.  GNC’s diversified, multi-channel business model has worldwide reach and a well-recognized, trusted brand.  By combining exceptional innovation, product development capabilities and an extensive global distribution network, GNC manages a best in class product portfolio. As of December 31, 2019, GNC had approximately 7,500 locations, of which approximately 5,400 retail locations are in the United States (including approximately 1,800 Rite Aid licensed store-within-a-store locations) and the remainder are locations in approximately 50 countries.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties
This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to competition; our ability execute on, or realize the expected benefit from the implementation of, our strategic initiatives; resources devoted to product innovation may not yield new products that achieve commercial success; our current debt profile and obligations under our debt instrument could adversely affect our results of operations and financial condition and adversely impact our operating income and growth prospects; our operations with joint venture partners, which may restrict our operational and corporate flexibility and subject us to actions taken by the other partner; difficulties with our vendors; our dependence on consumer discretionary spending; failure to maintain and/or upgrade our information technology systems, including electronic payments systems; successful development and maintenance of a relevant omni-channel experience for our customers; risks and costs associated with security breaches, data loss, credit card fraud and identity theft; risks associated with our international operations; ; securing suitable store locations for our brick-and-mortar retail operations; failure to effectively anticipate consumer preference, and unfavorable publicity or consumer perception of our products; disruptions in our manufacturing system owned by the Nutra joint venture; any significant disruption to our distribution network, inventory management system, or to the timely receipt of inventory; issues with franchisees; material product liability claims, or product recalls; any increase in the price and shortage of supply of key raw materials; general economic conditions, including a prolonged weakness in the economy; Harbin may exercise significant influence over us, including through its ability to elect up to five members of our Board of Directors; dependence on services of key executives and failure to attract or retain key employees; not being insured for a significant portion of our claims exposure; our limited control over our franchisees who are independent operators; our use of derivative instruments for hedging purposes; impact of potential future impairment charges; our holding company structure; historic volatility of our common stock price; and the impact of natural disasters (whether or not caused by climate change), unusually adverse weather conditions, pandemic outbreaks, terrorist acts and global politics; our current and historical effective tax rate; potential impact of issuance of Series A Convertible Preferred Stock including dividend and repurchase obligations; the terms and features of our current Notes may have a negative impact on our liquidity, dilution or reported financial results; compliance with new and existing laws and governmental regulations; failure to comply with FTC regulations; failure to protect our brand name and intellectual property; compliance with environmental and health and safety laws and regulations; and our ability to continue as a going concern if we are unable to meet our obligations as they come due over the next twelve months.
The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Non-GAAP Measures

Management has included non-GAAP financial measures in this press release, including adjusted net income, adjusted EPS, adjusted EBITDA, each as adjusted as reflected in this release, and free cash flow, because it believes they represent an effective supplemental means by which to measure the Company’s operating performance.

Management believes that these measures are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.

However, these measures are not measurements of the Company’s performance under GAAP and should not be considered as alternatives to net income, EPS or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, or as a measure of the Company’s profitability or liquidity. For more information, see the attached reconciliations of non-GAAP financial measures.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(unaudited)
Revenue	$470,351	$547,861	$2,068,188	$2,353,523
Cost of sales, including warehousing, distribution and occupancy	315,432	375,427	1,353,806	1,581,778
Gross profit	154,919	172,434	714,382	771,745
Selling, general, and administrative	138,519	151,721	566,457	620,885
Long-lived asset impairments	—	23,680	—	38,236
Loss on net asset exchange for the formation of the joint ventures	—	—	21,293	—
Other loss (income), net	2,511	(86)	1,889	271
Operating income (loss)	13,889	(2,881)	124,743	112,353
Interest expense, net	24,333	36,632	106,709	127,080
Gain on convertible notes repurchase	—	—	(3,214)	—
Loss on debt refinancing	—	—	—	16,740
(Gain) loss on forward contracts for the issuance of convertible preferred stock	—	(88,942)	16,787	(88,942)
(Loss) income before income taxes	(10,444)	49,429	4,461	57,475
Income tax expense (benefit)	24,150	(9,410)	44,869	(12,305)
(Loss) income before income from equity method investments	(34,594)	58,839	(40,408)	69,780
Income from equity method investments	1,104	—	5,296	—
Net (loss) income	$(33,490)	$58,839	$(35,112)	$69,780
(Loss) earnings per share:
Basic	$(0.46)	$0.69	$(0.64)	$0.83
Diluted	$(0.46)	$0.62	$(0.64)	$0.81
Weighted average common shares outstanding:
Basic	83,878	83,476	83,720	83,364
Diluted	83,878	94,388	83,720	86,171

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net (Loss) Income and Diluted EPS to Adjusted Net Income and Adjusted EPS
(in thousands, except per share data)

	Three months ended December 31,				Year ended December 31,
	2019		2018		2019		2018
	Net (Loss)	Diluted EPS (1)	Net Income (Loss)	Diluted EPS (2)	Net (Loss) Income	Diluted EPS (1)	Net Income	Diluted EPS (2)
	(unaudited)
Reported	$(33,490)	$(0.46)	$58,839	$0.62	$(35,112)	$(0.64)	$69,780	$0.81
Retention (3)	160	—	1,816	0.02	2,064	0.02	6,971	0.08
Amortization of discount in connection with early debt payment	—	—	3,542	0.04	3,119	0.04	3,542	0.04
Loss on net asset exchange for the formation of the joint ventures	—	—	—	—	21,293	0.25	—	—
Gain on convertible notes repurchase	—	—	—	—	(3,214)	(0.04)	—	—
Loss on debt refinancing	—	—	—	—	—	—	16,740	0.19
Loss (gain) on forward contracts for the issuance of convertible preferred stock (4)	—	—	(88,942)	(1.07)	16,787	0.20	(88,942)	(1.03)
Long-lived asset impairments	—	—	23,680	0.28	—	—	38,236	0.44
Other (5)	2,907	0.03	1,276	0.02	3,005	0.04	3,273	0.04
Tax effect of items above (6)	2,883	0.03	(10,233)	(0.12)	4,941	0.06	(16,954)	(0.20)
Valuation allowance adjustment (7)	27,117	0.32	—	—	27,117	0.32	—	—
Discrete tax benefit (8)	—	—	—	—	—	—	(3,583)	(0.04)
Adjusted	$(423)	$(0.07)	$(10,022)	$(0.13)	$40,000	$0.25	$29,063	$0.34

Weighted average diluted common shares outstanding	83,878		83,476		84,123		86,171
(1) The Company applied the if-converted method to calculate dilution impact of the convertible senior notes and the convertible preferred stock. For reported and adjusted diluted EPS for the three months and year ended December 31, 2019, the underlying shares of the convertible preferred stock and the convertible senior notes were anti-dilutive. Therefore, diluted EPS included a reduction to net (loss) income for the cumulative undeclared dividends of $5.1 million and $18.8 million, respectively.
(2) For the reported diluted EPS calculation for the three months and year ended December 31, 2018 and the adjusted diluted EPS calculation for the year ended December 31, 2018, the underlying shares of the convertible preferred stock were dilutive and the convertible senior notes were anti-dilutive. For the adjusted diluted EPS calculation for the three months ended December 31, 2018, the underlying shares of the convertible preferred stock and the convertible senior notes were anti-dilutive. Additionally, the adjusted diluted EPS calculation for the fourth quarter of 2018 included the cumulative undeclared dividends of approximately $1.0 million within adjusted net income. As a result, amounts do not sum.
(3) Relates to an incentive program to retain senior executives and certain other key personnel who are critical to the execution and success of the Company's strategy. The total amount awarded was approximately $10 million, of which approximately $1 million has been forfeited as of December 31, 2019, and which vests in four installments of 25% each on November 2018, February 2019, August 2019 and February 2020.
(4) Related to the change in fair value of the forward contracts for the issuance of convertible preferred stock.
(5) For the three months ended December 31, 2019, included $3.1 million loss on the termination of the corporate plane lease and immaterial refranchising gains;
For the three months ended December 31, 2018, included $0.9 million severance expenses associated with the organizational realignment to more effectively align the structure in support of the key growth areas of the Company, $0.7 million China joint venture start-up costs, and immaterial refranchising gains;
For the year ended December 31, 2019, included $3.1 million loss on the termination of the corporate plane lease, $0.5 million severance expenses and $0.6 million refranchising gains; and
For the year ended December 31, 2018, included $0.9 million severance expense, a $1.3 million legal-related charge, and $1.6 million China joint venture start-up costs, and $0.5 million refranchising gains.

(6) The Company generally utilizes a blended federal rate plus a net state rate that excludes the impact of certain state net operating losses, state credits and valuation allowance to calculate the impact of adjusted items. In connection with the transfer of the Nutra manufacturing net assets to the newly formed manufacturing joint venture in the first quarter of 2019, the Company recorded a gain for tax purposes which was treated as ordinary and impacts the Company’s annual effective tax rate. Therefore, for adjusted diluted EPS, the tax effect of the manufacturing joint venture transaction was adjusted consistent with the annual treatment for tax purposes. For the three months and year ended December 31, 2018, the Company utilized an annual effective tax rate, adjusted to exclude certain state operating losses, state credits and valuation allowance.
(7) Related to an increase in the valuation allowance against certain deferred tax assets that may not be realizable of $27.1 million
(8) Related to discrete tax benefits associated with finalization of the Company's 2017 federal income tax return.

Reconciliation of Net (Loss) Income to Adjusted EBITDA
(in thousands)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(unaudited)
Net (loss) income	$(33,490)	$58,839	$(35,112)	$69,780
Income tax expense	24,150	(9,410)	44,869	(12,305)
Interest expense, net	24,333	36,632	106,709	127,080
Depreciation and amortization (1)	8,252	11,103	35,422	47,105
Retention (2)	160	1,816	2,064	6,971
Loss on net asset exchange for the formation of the joint ventures	—	—	21,293	—
Gain on convertible notes repurchase	—	—	(3,214)	—
Loss on debt refinancing	—	—	—	16,740
Loss (gain) on forward contracts for the issuance of convertible preferred stock (3)	—	(88,942)	16,787	(88,942)
Long-lived asset impairments	—	23,680	—	38,236
Other (4)	2,907	1,276	3,005	3,273
Adjusted EBITDA	$26,312	$34,994	$191,823	$207,938
(1) The decrease in the current year compared with the prior year was primarily due to the transfer of the Nutra net assets to the Manufacturing JV effective March 1, 2019 and the long-lived asset impairments recorded in the third quarter of 2018.
(2) Related to an incentive program to retain senior executives and certain other key personnel who are critical to the execution and success of the Company's strategy. The total amount awarded was approximately $10 million, of which approximately $1 million has been forfeited as of December 31, 2019, and which vests in four installments of 25% each on November 2018, February 2019, August 2019 and February 2020.
(3) Related to the change in fair value of the forward contracts for the issuance of convertible preferred stock.
(4) For the three months ended December 31, 2019, included $3.1 million loss on the termination of the corporate plane lease and immaterial refranchising gains;
For the three months ended December 31, 2018, included $0.9 million severance expenses associated with the organizational realignment to more effectively align the structure in support of the key growth areas of the Company, $0.7 million China joint venture start-up costs, and immaterial refranchising gains;
For the year ended December 31, 2019, included $3.1 million loss on the termination of the corporate plane lease, $0.5 million severance expenses and $0.6 million refranchising gains; and
For the year ended December 31, 2018, included $0.9 million severance expense, a $1.3 million legal-related charge, and $1.6 million China joint venture start-up costs, and $0.5 million refranchising gains.

GNC HOLDINGS, INC. AND SUBSIDIARIES
U.S. Company-Owned Same Store Sales (including GNC.com)

U.S. Company-Owned Same Store Sales, including GNC.com	Q1	Q2	Q3	Q4	YTD 12/31
2019 total same store sales	(1.6)%	(4.6)%	(2.8)%	(2.4)%	(2.9)%
2018 total same store sales	0.5%	(0.4)%	(2.1)%	(0.6)%	(0.6)%

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2019	2018
	(unaudited)
Current assets:
Cash and cash equivalents	$117,046	$67,224
Receivables, net	101,234	127,317
Receivables due from related parties	8,946	—
Inventory	387,655	465,572
Forward contracts for the issuance of convertible preferred stock	—	88,942
Prepaid and other current assets	24,880	55,109
Total current assets	639,761	804,164
Long-term assets:
Goodwill	79,109	140,764
Brand name	300,720	300,720
Other intangible assets, net	71,298	92,727
Property, plant and equipment, net	86,916	155,095
Right-of-use assets	350,579	—
Equity method investments	97,930	—
Deferred income taxes	—	8,776
Other long-term assets	24,274	25,604
Total long-term assets	1,010,826	723,686
Total assets	$1,650,587	$1,527,850
Current liabilities:
Accounts payable	$150,742	$148,782
Accounts payable due to related parties	11,720	—
Current portion of long-term debt	180,566	158,756
Current portion of lease liabilities	112,005	—
Deferred revenue and other current liabilities	105,792	120,169
Total current liabilities	560,825	427,707
Long-term liabilities:
Long-term debt	681,999	993,566
Deferred income taxes	31,586	39,834
Lease liabilities	330,510	—
Other long-term liabilities	41,535	82,249
Total long-term liabilities	1,085,630	1,115,649
Total liabilities	1,646,455	1,543,356
Mezzanine equity:
Convertible preferred stock	211,395	98,804
Stockholders’ deficit:
Common stock	131	130
Additional paid-in capital	1,012,076	1,007,827
Retained earnings	518,605	613,637
Treasury stock, at cost	(1,725,349)	(1,725,349)
Accumulated other comprehensive loss	(12,726)	(10,555)
Total stockholders’ deficit	(207,263)	(114,310)
Total liabilities, mezzanine equity and stockholders’ deficit	$1,650,587	$1,527,850

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31,
	2019	2018
Cash flows from operating activities:	(unaudited)
Net (loss) income	$(35,112)	$69,780
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization expense	35,422	47,105
Amortization of debt costs	20,751	23,199
Stock-based compensation	4,563	6,808
Long-lived asset impairments	—	38,236
Gain on convertible notes repurchase	(3,214)	—
Loss on debt refinancing	—	16,740
Loss (gain) on forward contracts for the issuance of convertible preferred stock	16,787	(88,942)
Third-party fees associated with refinancing	—	(16,322)
Loss on net asset exchange for the formation of the joint ventures	21,293	—
Income from equity method investments	(5,296)	—
Distributions received from equity method investments	3,856	—
Deferred income tax benefit	20,596	(23,265)
Other	2,467	(513)
Changes in assets and liabilities(1):
Increase in receivables	(4,411)	(1,358)
Decrease in inventory	18,018	16,757
(Increase) decrease in prepaid and other current assets	(11,148)	14,687
Increase (decrease) in accounts payable	44,497	(3,351)
Increase in deferred revenue and accrued liabilities	1,006	1,252
Decrease in net lease liabilities	(31,880)	—
Other changes in assets and liabilities	(1,675)	(4,945)
Net cash provided by operating activities	96,520	95,868

Cash flows from investing activities:
Capital expenditures	(15,151)	(18,981)
Refranchising proceeds, net of store acquisition costs	2,395	2,514
Proceeds from the assets exchange for the formation of joint ventures	99,221	—
Capital contribution to joint ventures	(13,079)	—
Net cash provided by (used in) investing activities	73,386	(16,467)

Cash flows from financing activities:
Borrowings under revolving credit facility	22,000	410,000
Payments on revolving credit facility	(22,000)	(410,000)
Proceeds from the issuance of convertible preferred stock	199,950	100,000
Payments on Tranche B-1 Term Loan	(147,312)	(4,550)
Payments on Tranche B-2 Term Loan	(123,774)	(132,100)
Convertible notes repurchase	(24,708)	—
Original Issuance Discount and revolving credit facility fees	(10,365)	(35,235)
Fees associated with the issuance of convertible preferred stock	(12,814)	(3,587)
Minimum tax withholding requirements	(233)	(296)
Net cash used in financing activities	(119,256)	(75,768)

Effect of exchange rate changes on cash and cash equivalents	(828)	(410)
Net increase in cash and cash equivalents	49,822	3,223
Beginning balance, cash and cash equivalents	67,224	64,001
Ending balance, cash and cash equivalents	$117,046	$67,224

(1) Change in working capital amounts related to the transfer of net assets to the joint ventures established in the first quarter of 2019 are included in the caption "Loss on net asset exchange for the formation of joint ventures".

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands)

	Year ended December 31,
	2019	2018
	(unaudited)

Net cash provided by operating activities	$96,520	$95,868
Capital expenditures	(15,151)	(18,981)
Free cash flow	$81,369	$76,887

GNC HOLDINGS, INC. AND SUBSIDIARIES
Segment Financial Data
(in thousands)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(unaudited)
Revenue:
U.S. and Canada	$412,376	$444,970	$1,822,327	$1,951,220
International	40,856	51,302	158,167	191,409
Manufacturing / Wholesale:
Intersegment revenues	—	70,615	35,505	264,211
Third-party	17,119	51,589	87,694	210,894
Subtotal Manufacturing / Wholesale	17,119	122,204	123,199	475,105
Total reportable segment revenues	470,351	618,476	2,103,693	2,617,734
Elimination of intersegment revenues	—	(70,615)	(35,505)	(264,211)
Total revenue	$470,351	$547,861	$2,068,188	$2,353,523
Operating income:
U.S. and Canada	$17,020	$(5,896)	$151,037	$94,663
International	14,408	13,743	55,380	60,367
Manufacturing / Wholesale	8,639	15,139	41,153	62,861
Total reportable segment operating income	40,067	22,986	247,570	217,891
Corporate costs	(23,115)	(25,867)	(98,221)	(105,378)
Loss on net asset exchange for the formation of the joint ventures	—	—	(21,293)	—
Other loss, net	(3,063)	—	(3,313)	(160)
Unallocated corporate costs, loss on net asset exchange and other loss, net	(26,178)	(25,867)	(122,827)	(105,538)
Total operating income (loss)	$13,889	$(2,881)	$124,743	$112,353

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Store Count Activity

	Year ended December 31,
	2019	2018
U.S. & Canada
Company-owned(1):
Beginning of period balance	3,206	3,423
Openings	25	24
Acquired franchise locations(2)	34	25
Franchise conversions(3)	(7)	(9)
Closings	(356)	(257)
End of period balance	2,902	3,206
Domestic Franchise:
Beginning of period balance	1,037	1,099
Openings	6	12
Acquired franchise locations(2)	(34)	(25)
Franchise conversions(3)	7	9
Closings	(60)	(58)
End of period balance	956	1,037
International(4):
Beginning of period balance	1,957	2,015
Openings	78	61
Closings	(115)	(119)
China locations contributed to the China joint venture	(5)	—
End of period balance	1,915	1,957
Store-within-a-store (Rite Aid):
Beginning of period balance	2,183	2,418
Openings	74	62
Closings(5)	(498)	(297)
End of period balance	1,759	2,183
Total Locations	7,532	8,383
_______________________________________________________________________________
(1) Includes Canada.
(2) Stores that were acquired from franchisees and subsequently converted into company-owned store locations.
(3) Company-owned store locations sold to franchisees.
(4) Includes franchise locations in approximately 50 countries (including distribution centers where sales are made) and company-owned locations in Ireland. Prior year also includes company-owned locations in China.
(5) Primarily related to the Walgreens acquisition of certain Rite Aid locations.

Contacts:
Investors:    Matt Milanovich, VP- Investor Relations & Treasury, (412) 402-7260; or
John Mills, Partner - ICR, (646) 277-1254

SOURCE:     GNC Holdings, Inc.
Web site:     http://www.gnc.com